Exhibit 10.2

RELEASE OF CLAIMS

I, LuAnn Via, agree as follows:

1.                                      Release of Claims.  Specifically in consideration of the severance pay and benefits described in Separation Agreement, entered into as of January 17, 2017 (the “Separation Agreement”) , which Separation Agreement clarifies certain provisions set forth in my Amended and Restated Employment Agreement with Christopher & Banks Corporation, dated June 26, 2014 (as amended by Amendment No 1 thereto, entered into as of February 16, 2016, the “Employment Agreement”), to which I would not otherwise be entitled, by signing this Release of Claims, I, for myself and anyone who has or obtains legal rights or claims through me, agree to the following:

a.                                      Except as otherwise provided in Subparagraphs (b) through (f) of this Section 1, I hereby release, agree not to sue, and forever discharge Christopher & Banks (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive and liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, I have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, form the beginning of time through the date of my signing this Release of Claims, including, without limitation, any claims arising out of or in connection with my employment with Christopher & Banks, or the termination of that employment, or otherwise.

This release includes, without limiting the generality of the foregoing, any claims I may have for wages, bonuses, commissions, penalties, deferred compensation, equity, paid time off, severance benefits, employee benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C, § 621 et seq., the Older Worker Benefit Protection Act, the Minnesota Human Rights Act, Minn. Stat § 363A01 et seq., Title VII of the Civil Rights Act, 42 U.S.C., § 2000 et seq., the American with Disabilities Act, 42 U.S.C., § 12101 et seq., the Occupational Safety and Health Act, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., or any other state or federal law providing for employee leaves, the Consolidated Omnibus Reconciliation Act (“COBRA”), the National Labor Relations Act, 29 U.S.C. § 151 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., The Fair Labor Standards Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., any state or federal whistleblower laws, the Dodd-Frank Act Wall Street Reform and Consumer Protection Act, any claim arising under Minn. Stat. Chapter 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation, harassment or discrimination based on sex, race, color, creed, religion, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status or any other protected class, or sexual or other harassment.  I hereby waive any and all relief not provided for in the Separation Agreement and/or the Employment Agreement.  I understand and agree that, by signing this Release of Claims, except as otherwise provided in Subparagraphs (b) through (f) of this Section 1, I waive and release any past, present, or future claim with Christopher & Banks.

Without limiting the generality of the foregoing, the Release of Claims also includes, but is not limited to, any claims I currently have, or may have based on events occurring on or before the date of this Release of Claims, with respect to (i) the exercise of stock options to acquire shares of the Company’s Common Stock, and/or any subsequent sales of such shares of Common Stock; or (ii) the inability to exercise, or the prohibition on the exercise of, options to acquire shares of the Company’s

Common Stock, and/or the subsequent inability to sell, or prohibition on the sale of, the shares of Common Stock acquired thereby; and (iii) the inability to purchase or sell, or the prohibition on the sale of or purchase and sale of, shares of the Company’s Common Stock.

b.                                      Nothing in this Release of Claims prevents the future exercise of vested options to acquire shares of the Company’s Common Stock and to sell the shares of Common Stock acquired thereby in a manner consistent with the terms of the Company’s stock option plans, the agreements pursuant to which the options were awarded, the Company’s Stock Trading Policy (to the extent then applicable to me) and all governing legal standards.

c.                                       This Release of Claims does not right affect my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company.  If I file, or have filed on my behalf, a charge, complaint, or action, I agree that the payments and benefits described in my Separation Agreement and Employment Agreement are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and I waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

d.                                      This Release of Claims does not prohibit me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Securities and Exchange Commission (“SEC”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  Nothing in the Separation Agreement, my continuing obligations under the Employment Agreement, or this Release of Claims requires me to seek prior authorization of the Company to make any such reports or disclosures and I do not need and I am not required to notify the Company that I have made any such reports or disclosures.  This Release of Claims is not intended to and does not restrict me from seeking or obtaining a whistleblower award from the SEC.

e.                                       I am not, by signing this Release of Claims, releasing or waiving my rights to pursue:  (1) any vested interest I may have in any 401(k) plan, profit sharing plan or health benefit plan as to which I currently have pending claims outstanding by virtue of my employment with Christopher & Banks, (2) any rights or claims that may arise after this Release of Claims is signed, (3) the post-employment payments, benefits and other rights specifically promised to me under the  Employment Agreement and Separation Agreement or (4) any other right that may not be waived as a matter of law, such as workers’ compensation or unemployment benefits.

f.                                        This Release of Claims does not release any obligation of the Company or any of its subsidiaries or affiliates under their respective governing or organizational documents or director or officer indemnification agreements to defend and indemnify me in accordance with the terms thereof, or any insurance policy providing for coverage with respect thereto.

g.                                       Christopher & Banks, as used in this Release of Claims, shall mean Christopher & Banks Corporation, Christopher & Banks, Inc., and its and their subsidiaries, divisions, affiliated or related entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Christopher & Banks, in their official and individual capacities.

2.              Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period.  By signing this Release of Claims, I acknowledge and agree that Christopher & Banks has informed me by this Release of Claims that (1) I have the right to consult with an attorney of my choice prior to signing this Release of Claims, and (2) I am entitled to twenty-one (21) calendar days from the receipt of this

Release of Claims to consider whether the terms are acceptable to me.  Christopher & Banks encourages me to use the full twenty-one (21) day period to consider this Release of Claims but I have the right, if I choose, to sign this Release of Claims prior to the expiration of the twenty-one (21) day period.

3.              Notification of Right to Rescind.  Christopher & Banks hereby notifies me of my right to rescind (cancel) the release of claims contained in this Release of Claims within fifteen (15) calendar days of my signing this Release of Claims.  In order to be effective, the rescission must (a) be in writing; (b) delivered to Luke Komarek, Senior Vice President and General Counsel, Christopher & Banks Corporation, 2400 Xenium Lane North, Plymouth, MN 55441 by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Luke Komarek, as set forth above, and sent by certified mail, return receipt requested.  This Release of Claims will be effective upon the expiration of the fifteen (15) day period without rescission.  I understand that if I rescind any part of this Release of Claims in accordance with this paragraph, I will not receive the post- employment payments and benefits described in the Employment Agreement and I will be obligated to return any such payments and benefits if already received.

4.              No Admission of Liability.  It is expressly understood and agreed that nothing contained in this Release shall constitute or be construed or treated as an admission of any wrongdoing or liability on the part of any Party.

5.              Return of Property.  I represent and warrant that I have returned to Christopher & Banks all documents, files, records or data (including any copies or summaries of such information) and any other property belonging to Christopher & Banks in my immediate possession, which includes, without limitation, office keys, personal digital assistant, cell phone or other equipment, and will promptly (and not later than a week after the date hereof) return all other property belonging to Christopher & Banks. The foregoing statements expressly exclude the iPad, Surface Table and laptop that the Company has provided to me, which Christopher & Banks has agreed that I may retain after it has permanently removed all Christopher & Banks information, documentation, data, passwords, etc., to the Christopher & Banks’ reasonable satisfaction.

6.              Continuing Obligations.  I agree, understand, and acknowledge that I have certain continuing obligations to Christopher & Banks that survive the termination of my employment and shall continue unabated, including, the obligations in Articles 6, 7, and 8 of my Employment Agreement, as well as the obligations under law to maintain and not disclose to anyone Christopher & Banks’ trade secrets and confidential information, documents, and other materials revealed to me during the course of my association with the company.

7.              Acknowledgement of Reading and Understanding.  By signing this Release of Claims, I acknowledge that I have read this Release of Claims, and understand that the release of claims is a full and final release of all claims I may have against Christopher & Banks and the other entities and individuals covered by this Release.  By signing, I also acknowledge and agree that I have entered into this Release of Claims knowingly and voluntarily.

ACKNOWLEDGEMENT AND SIGNATURE

By signing below, I, LuAnn Via, acknowledge and agree to the following:

•                  I have had adequate time to consider whether to sign this Release of Claims.

•                  I have been informed of my right to consult an attorney and have had adequate time in which to do so.

•                  I have read this Release of Claims carefully.

•                  I understand and agree to all of the terms of the Release of Claims.

•                  I am knowingly and voluntarily releasing my claims against Christopher & Banks (as defined above) to the extent expressly set forth in this Release of Claims.

•                  I have not, in signing this Release of Claims, relied upon any statements or explanations made by Christopher & Banks except for those specifically set forth in this Release of Claims, the Employment Agreement and the Separation Agreement.

•                  I intend this Release of Claims to be legally binding.

•                  I understand that this Release of Claims specifically waives claims arising under the Age Discrimination Employment Act of 1967 (29 U.S.C. § 62 et seq.) and, in connection with this waiver, I acknowledge and agree to the following:

(1)         I am not waiving any rights or claims under the Age Discrimination in Employment Act of 1967, as amended, that may arise after this Release of Claims is signed by me, or any rights or claims to test the knowing and voluntary nature of this Agreement under the Older Workers’ Benefit Protection Act, as amended;

(2)         In exchange for my waiver of rights or claims under the Age Discrimination in Employment Act, I am receiving consideration that is in addition to anything of value to which I am already entitled;

(3)         I have had ample opportunity to consult with an attorney of my choosing prior to my signing of this Release of Claims, and I was encouraged and advised to do so by Christopher & Banks;

(4)         I may take twenty-one (21) days to consider whether to sign the Release of Claims.  I acknowledge that any changes to the terms of this Release of Claims (whether material or immaterial) will not restart the running of the twenty-one (21) day period;

(5)         If I sign this Release of Claims prior to the end of the twenty-one (21) day time period, I certify that, in accordance with 29 CFR § 1625.22(c)(6), I knowingly and voluntarily decided to sign this Release of Claims after considering it for less than twenty-one (21) days and that my decision to do so was not induced by Christopher & Banks through fraud, misrepresentation or a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period.

(6)         I understand that I may rescind this Release of Claims at any time within fifteen (15) days after I sign it; and

(7)         I further understand and agree that if I wish to rescind this Release of Claims after signing it, I or my authorized legal representative will do so in accordance within the time limitations and procedures contained in Sections 2 and 3 of the Release of Claims.

•                  I have carefully read and fully understand all of the provisions of this Release of Claims, and I knowingly and voluntarily enter into, and choose to be legally bound by, all of the terms set forth in this Release of Claims.

•                  I am signing this Release of Claims on or after my last day of employment with Christopher & Banks.

/s/ LuAnn Via
LuAnn Via
Dated: January 17, 2017

Accepted this 17th day of January, 2017

/s/ Luke Komarek
Luke Komarek, Senior Vice President and General Counsel
Christopher & Banks Corporation